Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

NexPoint Diversified Real Estate Trust
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.001 per share	Other	2,545,000	$12.91	$32,855,950	.00011020	$3,620.73
Total Offering Amounts					$32,855,950		$3,620.73
Net Fee Due							$3,620.73

(1) Fee calculated in accordance with Rules 457(c) and (h) of the Securities Act of 1933 (the “Securities Act”).

(2) This Registration Statement on Form S-8 (this “Registration Statement”) covers 2,545,000 shares of transferable units of beneficial interest, par value $0.0001 per share (the “Common Shares”) of NexPoint Diversified Real Estate Trust (the “Company”) that are reserved for issuance pursuant to the Company’s 2023 Long Term Incentive Plan. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional Common Shares of the Company that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3) Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Company’s Common Shares as reported on the New York Stock Exchange on January 31, 2023.

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